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Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this amended Form S-1 Registration Statement of our reports dated February 4, 2010, and April 9, 2009 on the financial statements of The Analysis Group as of October 31, 2009, and December 31, 2008 and 2007 and for the 10 month period ended October 31, 2009 and years ended December 31, 2008 and 2007, respectively, which appear in this amended Form S-1 Registration Statement and Prospectus of The KEYW Holding Corporation to be filed on or about August 18, 2010.

McLean, Virginia
August 18, 2010

An independent firm associated with MOORE STEPHENS INTERNATIONAL LIMITED	1430 Spring Hill Road, Suite 300 McLean, VA 22102-3018
ph 703.970.0400 fax 703.970.0401
www.goodmanco.com	Accounting for Your Future